NEWS RELEASE
TSX: SCY
July 6, 2018
NR 18-11
www.scandiummining.com

DR. NIGEL RICKETTS RESIGNS FROM SCY

Reno, Nevada, July 6, 2018 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) announced today that Dr. Nigel Ricketts, VP, Project and Marketing Development, EMC Metals Australia Pty Ltd., and VP Projects, Australia for Scandium International Mining Corp. has resigned to pursue other opportunities.

Nigel formally joined SCY as Vice President, in June of 2016. During the past two years on staff with SCY, Nigel has made important contributions to the Company’s flowsheet designs for the Nyngan Scandium Project, and also to the marketing program for scandium and scandium-containing products. We wish Nigel all success in his future endeavors.

QUALIFIED PERSONS AND NI 43-101 TECHNICAL REPORT

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)

Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.